Exhibit 99.1

February 14, 2007
For Immediate Release

Media Contact:	Investor Contact:

Mary Anne Petrillo	Jane A. Freeman
Director of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-2218	(510) 625-2281
mpetrillo@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports 2006 Results
Fourth Quarter Revenue Increases 47%

Oakland CA, February 14, 2007 - Scientific Learning (NASDAQ: SCIL) today announced its results for the fourth quarter and year ended December 31, 2006. Revenue for the quarter was $10.3 million, compared to $7.0 million for the same period in 2005, an increase of 47%. For the year, revenue totaled $41.0 million an increase of 2% compared to $40.3 million for the year ended December 31, 2005.

“From a booked sales perspective, 2006 was an excellent year. Booked sales increased 37% for the year, well above our long-term target of 20%-30% and grew 51% over last year’s depressed fourth quarter. K-12 booked sales increased 41% for the year and 62% in the fourth quarter,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “Educators are increasingly seeing how our patented Fast ForWord family of products can build the cognitive skills necessary for effective reading and learning and are making the purchases needed to implement their visions. The number of districts purchasing over $100,000 per quarter is a key indicator of market acceptance of our products and their results. In the fourth quarter, we had 19 sales over $100,000, compared to 9 in 2005. For the year we had 102 sales over $100,000 compared to 59 in 2005.

“In the fourth quarter, we began to see the alignment of booked sales and revenue growth we anticipated as we completed the revenue transition begun in 2004,” said Mr. Bowen. “We expect to see booked sales and revenue growth much more aligned in 2007 than in 2006.”

Gross margins were 77% for the year, compared to 81% in 2005. Gross margins were 77% in the fourth quarter of 2006, compared to 72% in the same quarter last year. “Gross margins in 2006 were impacted due to planned investments in our service and support organization including bringing our customer support operations in house. These investments will enable us, in a cost effective way, to increase personal touches with our customers,” said Mr. Bowen. “We have now completed the transition to our new We Care support center in Tucson with great success. As a result, gross margins on service and support improved compared to the third quarter and reached 38% in the fourth quarter.” Product gross margins in the fourth quarter of 2006 were 95% compared to a depressed level of 88% in the fourth quarter of 2005.

Operating expenses for the year totaled $31.8 million compared to $27.3 million in 2005, an increase of 16%. “We are very pleased to have achieved a 37% increase in booked sales on this level of expense increase which also included the expenses associated with the adoption of FAS 123R,” stated Mr. Bowen. Operating expenses in the fourth quarter of 2006 were $7.7 million, compared to $6.8 million in the fourth quarter of 2005, an increase of 13%.

Stock-based compensation, which is included in both operating expenses and service and support costs totaled $446,000 and $2.1 million for the fourth quarter and year ended December 31, respectively.

The operating loss for the year ended December 31, 2006 was $382,000 compared to an operating profit of $5.3 million in 2005. Net income for the year was $208,000 compared to net income of $5.6 million in 2005. Basic and diluted net income per share was $.01 in 2006 compared to $.33 and $.31 respectively in 2005. Operating profit in the fourth quarter of 2006 was $218,000, compared to an operating loss of 1.8 million in the same period of 2005. Net income for the quarter was $326,000, compared to net loss of $1.5 million in the same period in 2005. The basic and diluted net income per share was $.02 in the fourth quarter of 2006 compared to a net loss per share of $.09, in the same period in 2005.

Cash and investments totaled $16.4 million on December 31, 2006, compared to $12.1 million on December 31, 2005. Deferred revenue totaled $19.2 million at year end, compared to $17.0 million on December 31, 2005. Accounts receivable totaled $7.1 million on December 31, 2006, compared to $3.5 million at the end of 2005, reflecting higher sales levels in 2006.

Business Outlook

“We expect 2007 to be another record year for Scientific Learning. Educators’ interest in our unique family of Fast ForWord products continues to grow. We expect our 2006 product introductions, growing sales organization and strong customer relationships to keep us on track for another strong year. Booked sales and revenue growth is expected to be in the range of 20% to 25% in 2007,” said Mr. Bowen.

For the year ending December 31, 2007, revenue is expected to be in the range of $49.0 to $52.0 million, compared to $41.0 million in 2006. Net income is expected to range from $3.7 to $4.6 million. This includes an estimated $1.8 million (pre-tax) of stock-based compensation expenses. Diluted income per share for 2007 is expected to be in the range of $.20 to $.25 compared to $.01 in 2006.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of February 14, 2007. Scientific Learning does not expect to update the business outlook until its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT / 2:00 p.m. PDT on Wednesday February 14, 2007. The conference call will be available live on the Investor Information portion of the Company’s web site at http://phx.corporate-ir.net/playerlink.zhtml?c=115228&s=wm&e=1472241. The conference call can also be accessed at 800-591-6944 (domestic) 617-614-4910 (international). The participant code “28157584” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of validated neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by more than 200 independent research studies.

For more information about Scientific Learning and its products, visit our Web sites at
www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-Q (Part 1. Item 1A Risk Factors), filed November 8, 2006.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	December 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$16,364	$9,022
Short term investments		3,043
Accounts receivable, net	7,098	3,519
Notes and interest receivable from current and former officers		297
Prepaid expenses and other current assets	971	1,312

Total current assets	24,433	17,193

Property and equipment, net	941	469
Other assets	909	1,072

Total assets	$26,283	$18,734

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$607	$214
Accrued liabilities	5,089	2,966
Deferred revenue	14,786	11,171

Total current liabilities	20,482	14,351
Deferred revenue, long-term	4,373	5,832
Other liabilities	411	386

Total liabilities	25,266	20,569

Stockholders’ equity (deficit):
Common stock and addditional paid in capital	78,909	76,265
Accumulated deficit	(77,892)	(78,100)

Total stockholders’ equity (deficit):	1,017	(1,835)

Total liabilities and stockholders’ equity (deficit)	$26,283	$18,734

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005

Revenues:
Products	$7,084	$4,313	$29,966	$30,263
Service and support	3,205	2,670	11,032	10,056

Total revenues	10,289	6,983	40,998	40,319

Cost of revenues:
Cost of products	356	510	1,638	2,018
Cost of service and support	1,981	1,426	7,897	5,637

Total cost of revenues	2,337	1,936	9,535	7,655

Gross profit	7,952	5,047	31,463	32,664

Operating expenses:
Sales and marketing	5,168	4,316	21,073	17,619
Research and development	959	1,088	4,129	3,896
General and administrative	1,607	1,411	6,643	5,841

Total operating expenses	7,734	6,815	31,845	27,356

Operating income (loss)	218	(1,768)	(382)	5,308

Other income from related party	38	12	150	50
Interest and other income	273	111	643	421

Net income (loss) before income tax	529	(1,645)	411	5,779
Income tax provision (benefit)	203	(97)	203	182

Net income (loss)	$326	$(1,548)	$208	$5,597

Basic net income (loss) per share:	$0.02	$(0.09)	$0.01	$0.33

Shares used in computing basic net income (loss) per share	16,914	16,774	16,846	16,715

Diluted net income (loss) per share:	$0.02	$(0.09)	$0.01	$0.31

Shares used in computing diluted net income (loss) per share	17,903	16,774	17,740	18,023

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Twelve months ended December 31,		Three months ended December 31,

	2006	2005	2006	2005

Operating Activities:
Net income (loss)	$208	$5,597	$326	$(1,548)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	480	728	100	181
Increase in interest receivable from current and former officers	—	(169)	—	(12)
Increase in interest receivable on short term investments		(44)	—
Stock based compensation	2,126	205	446	22
Changes in operating assets and liabilities:			—
Accounts receivable	(3,579)	2,142	3,752	1,430
Prepaid expenses and other current assets	341	(6)	433	92
Other assets	32	(67)	8	(92)
Accounts payable	393	(389)	384	(32)
Accrued liabilities	2,123	(1,372)	(614)	(567)
Deferred revenue	2,156	(8,781)	(1,845)	(1,403)
Other liabilities	25	42	10	10

Net cash provided by (used in) operating activities	4,305	(2,114)	3,000	(1,963)

Investing Activities:
Purchases of property and equipment, net	(821)	(181)	(240)	(31)
Maturity (purchase) of investments	3,043	(2,999)	—	—
Repayment on officer loans and accrued interest	213	3,561	—	1,317

Net cash provided by (used in) investing activities	2,435	381	(240)	1,286

Financing Activities:
Proceeds from issuance of common stock, net	602	474	267	175

Net cash provided by financing activities	602	474	267	175

Increase (decrease) in cash and cash equivalents	7,342	(1,259)	3,027	(502)

Cash and cash equivalents at beginning of period	9,022	10,281	13,337	9,524

Cash and cash equivalents at end of period	$16,364	$9,022	$16,364	$9,022